CONNECTICUT WATER SERVICE, INC.
AND SUBSIDIARIES
EMPLOYEES CODE OF CONDUCT
January 1, 2007
(A revision of Appendix B, Employee Handbook)

Index
Our Principals	1
Government & Regulatory Agencies who oversee our business	2
Shareholders who own our business	3
Customers who receive our service	4
Business Practices	5
Confidential Information	5
Conflict of Interest	5-7
Prohibition of Gifts to Public Officials and State Employees	7
Campaign Contributions	8
Code of Conduct Violations and Audit Misconduct Reporting	9
Q&A	10
Appendix	A-1

CONNECTICUT WATER SERVICE, INC. AND SUBSIDIARIES
EMPLOYEES CODE OF CONDUCT
January 1, 2007
Our Principles
Ethical conduct is fundamental to good business. The nature of our business imposes special obligations of public trust upon us. We are committed to meeting those obligations without compromise. Accordingly, the highest standards of ethical conduct, regulatory compliance, and legal behavior govern our actions. Business will be conducted with our best skills and judgment for the benefit of shareholders, customers, employees, and the environment.
The Company, as a conservator of the environment, is committed to managing natural resources in a manner that promotes water conservation, source protection, and preservation of open space while meeting our customer’s needs for a high quality drinking water.
We encourage employees to make suggestions or to discuss work-related problems or ethical issues with their immediate supervisor, any officer of the Company, or through the Employees’ Rotating Suggestion Committee.
The following are guidelines to emphasize those ethical, regulatory, and legal responsibilities of the Company so that we maintain and strengthen our public trust.

Government and Regulatory Agencies
who oversee our business
Regulatory Compliance— The Company operates as a highly regulated business. The agencies that regulate our business are Environmental Protection Agency, Internal Revenue Service, Department of Labor, Occupational Safety and Health Administration, and the Securities and Exchange Commission, plus many other federal, state, and local agencies, such as the Connecticut Department of Public Utility Control. The Company is committed to operating in compliance with applicable laws and regulations and provides training and communicates to employees regarding the requirements of these agencies. Employees should be knowledgeable about such regulatory requirements as they pertain to their job and generally as they pertain to the Company.
You are required to immediately report regulatory violations, suspected regulatory violations, or potentially harmful/dangerous conditions to a supervisor, Company officer, or the Company’s Ethics Officer. If the call (personally or anonymously) concerns misconduct of the Company’s preparation of financial statements, audit, or disclosure of financial statements, the Chairman of the Audit Committee will be advised of the matter to be investigated.
Regulatory Agency Investigations, Inspections, and Requests for Information— We cooperate with all government investigations, inspections, and requests for information. During a government inspection never:
•	conceal, destroy, or alter Company documents

•	lie or make misleading statements to a government investigator

•	attempt to cause another employee to fail to provide accurate information
In the event the Company undergoes a federal investigation, any employee who cooperates with a federal investigation, including a securities fraud investigation, or any provision of federal law relating to fraud against shareholders, cannot be discharged, demoted, harassed, or in any other manner discriminated against in the terms and conditions of his employment because s/he has lawfully provided information in such investigations.

Shareholders
who own our business
We provide accurate and timely information about our business to our investors, the media, and the general public.
•	The release of information to our investors is handled by Corporate Communications. If you receive an inquiry from the media, immediately refer the caller to Corporate Communications, the Chief Financial Officer, or the Manager of Public Affairs.

•	The issuance of financial information is based on a system of internal controls and a procedure for timely disclosure. The Company has established a system of internal controls to safeguard Company assets against loss and unauthorized use or disposition and to assure that financial statements are prepared, reviewed, and disclosed to ensure the quality and accuracy of the information presented. While the President/CEO and the Vice President/CFO certify the quality and accuracy of our financial statements quarterly and annually, it is every employee’s responsibility to abide by these internal controls. Such controls, in the form of procedures, are communicated to employees, and if you have a question on any procedure within your department, please discuss it with your supervisor or a Company officer.

•	The Company has established and communicated a policy that forbids employees from disclosing material, non-public information. If you possess material information that the Company has not yet disclosed publicly, you may not buy or sell CTWS securities or disclose such information to anyone who is not an officer of the Company. (See Appendix A for full policy.)

Customers
who receive our service
The Company is committed to a high standard of water quality, customer service and customer satisfaction. Employees have an obligation to consider customers in all of our activities and to work to ensure that their needs are met. In dealing with customers, employees are expected to:
•	Demonstrate that the Company is committed to providing a high quality of service in an efficient manner;

•	Apply our customer policies, practices and programs in a fair, equitable and nondiscriminatory manner;

•	Respond to customer inquiries and requests in a prompt, courteous and accurate manner;

•	Avoid any action that will endanger the health or safety of the public, and promptly correcting and reporting any unsafe condition or hazard.

Business Practices
Confidential Information— Company information, including among other things, financial data, mergers/acquisitions, business processes and procedures, computer programs, wage and salary information, customer/supplier/subcontractor and other information and developments not released to the general public, must be used solely for Company purposes and never for personal gain. Confidential information must not be shared with anyone outside of the Company unless they have a legitimate need to know in order to do business with us. Employees who have access to Company confidential information must protect that information from disclosure. Additionally, employees who have access to confidential information shall not reveal the source or content of such information to individuals within the company, except as necessary for business purposes.
Conflict of Interest — Employees should conduct their personal or business affairs in a manner that will avoid any likelihood of conflict, or the appearance of a conflict, between their performance and responsibilities to the Company and their personal other business interests. Employees should not participate in any activity that could conflict with—or appear to conflict with—their performance or responsibilities to the Company. Following are possible conflicts of interest situations:
•	Personal business relationships — Personal business relationships should not influence the decisions you make for the Company. You should disclose to the Company’s Ethics Officer any financial interest that you or your immediate family have in Connecticut Water’s suppliers, customers, or competitors. Nominal ownership of common stock of a publicly owned corporation will not of itself be considered a conflict and need not be disclosed.

•	Organizational relationships — If you or an immediate member of your family serves as a director, officer, or consultant with any company that does business with us, you should disclose these obligations in writing to the Company’s Ethics Officer even if you receive no money for your services.

•	Outside employment — Any outside employment or business activity must not conflict with the employee’s ability to perform his or her work at the Company. Such employment or business activity should not utilize Company time or property or create a conflict of interest. Do not accept outside employment with our competitors, suppliers, or any business that poses a conflict of interest with Connecticut Water.

•	Employees should never accept money, gifts, or services that would appear to undermine or influence good business judgment or accept anything that could be construed as an attempt to influence the performance of duties or to favor a supplier, customer, or competitor. The following examples and guidelines are provided:

Money: No employee may solicit or accept any cash, tip or compensation in conjunction with services provided on behalf of the Company.

Gifts: On occasion, employees may accept gifts such as novelties or promotional items of a nominal value if:
•	the gift complies with the giver’s company’s rules

•	the gift was not solicited

•	open disclosure of the gift would not embarrass the Company or the people involved
Entertainment: Employees may accept an occasional invitation to an event, entertainment, or meals if the activity is infrequent and of reasonable value. Employees should reciprocate, as appropriate, to prevent the appearance of an obligation.
The possible conflicts of interest noted above are examples and are not all inclusive. If you have any question about whether a relationship or activity presents a conflict of interest, consult with the Corporate Secretary. Possible conflict of interest matters, involving officers or board members, will be reviewed during the annual proxy process by the Corporate Secretary who will refer any questionable matter to the Board’s Corporate Governance Committee or the independent members of the full Board for a determination.

Political Process— The Company supports employees’ rights to participate in government activities and the political process but needs to ensure that such activities do not create a conflict or an appearance of a conflict of interest.
•	To avoid any suggestion of an indirect corporate contribution to a candidate, an employee may not work on behalf of candidate’s campaign during working hours or at any time use Company facilities for that purpose.

•	The Company will not reimburse employees for financial or personal time contributed to political campaigns.

•	An employee accepting public office or serving on a public body acts as an individual, not as a representative of the Company.

•	Employees must exercise good judgment in relationships with government officials and employees. It is important that we not place these officials in compromising positions. Even the appearance of compromise would reflect adversely upon the official and the Company.
Prohibition of Gifts to Public Officials
or State Employees
The State’s Code of Ethics for Public Officials prohibits public officials or State employees from accepting certain gifts from registered lobbyists and individuals or entities doing or seeking to do business with, or regulated by, the official or employee’s State agency or department. While there are exceptions to the general ban, they are very specific. The most common exceptions to the gift ban are gifts with a value of $10 or less (e.g. pens, mugs, etc.), provided that the annual aggregate of such gifts from a single source is under $50, and up to $50 worth of food and beverage in a calendar year, provided that the giver is in attendance when the food or beverage is consumed.
Penalties for violating the gift ban can apply equally to both the giver and the recipient. Accordingly, all Company employees must contact Daniel J. Meaney, Corporate Secretary, 800-428-3985, ext. 3016, before giving any gifts to any public official or state employee to ensure that such gifts are being given in compliance with the State’s Code of Ethics.

Campaign Contributions
In addition, Connecticut enacted campaign reform legislation, effective December 31, 2006, that “principals” (defined below) of the Company may not contribute or solicit campaign contributions for a candidate for election to one of Connecticut’s Constitutional State Offices (e.g., the Governor or the Attorney General), a party committee or a political committee authorized to provide financial support to such a campaign at any time when the Company has a single agreement or contract with the State of Connecticut (or any of its branches, departments or agencies) valued at $50,000 or more in a fiscal year, or one or more agreements or contracts valued at $100,000 in the aggregate in a fiscal year. The same prohibitions exist during a Request for Proposal process for prospective contract business with the State. If the Company has any existing or proposed contracts valued at the same levels as above with the Legislative branch (General Assembly), the new legislation also imposes similar personal contribution bans on Company “principals” with respect to committees for General Assembly candidates (i.e., State Senate or State Representatives), political action committees supporting such candidates, and state party committees.
For purposes of the above bans, the term “principal” means members of the Company’s board of directors, 5% or greater stockholders, certain executive officers, employees having managerial or discretionary responsibilities for administering the State contract, the spouses and dependent children of any of the foregoing persons, and political action committees established by or on behalf of any of the foregoing persons.
Accordingly, all Company officers, directors, managerial personnel MUST verify with Daniel J. Meaney, Corporate Secretary, 860-669-8630, ext. 3016, their own status and the status of the Company’s contracts under the new legislation, before they (or their spouses or dependent children) make or solicit campaign contributions to or for candidates for election to any of the Constitutional State Offices or to the General Assembly.

Code of Conduct Violations and
Company Audit Misconduct
Each employee has a responsibility to report any activity which appears to violate laws, regulations (including misconduct related to the preparation, issuance, and disclosure of financial information), policies, and this Code of Conduct.
If you report a violation, please provide the time, location, names of people involved, and other details so that either the Human Resources Department or an independent member of the Board of Directors can investigate. You can report anonymously—you are not required to provide your name. You may call or send a confidential note to
Daniel J. Meaney
Corporate Secretary
Connecticut Water Service, Inc.
93 West Main Street
Clinton, CT 06413
860-669-8630, ext. 3016
Prohibition Against Retaliation — The Company prohibits retaliation and/or retribution against any person who in good faith reports an ethical concern or violation of the Code of Conduct. However, anyone who uses the Code of Conduct to spread falsehoods, threaten others, or damage another person’s reputation will be subject to disciplinary action up to and including termination.

THE CONNECTICUT WATER COMPANY
Code of Conduct — January 2007 — Sample Q&A
Q.	A customer of the Company, asked me to look up the name and address of another customer in the Company’s customer database. Should I carry out this simple request from a customer?

A.	No. Access to customer information is for purposes specific to our business only.

Q.	Can I share customer information with friends I work with here at the company?

A.	No. Only share information that is critical to the task. For example, if you need to send an e-mail containing customer information to another employee, only include the information necessary to complete the request.

Q.	I heard in advance of a public announcement that the Company’s earnings are going up/down and it would be a great time to buy/sell the stock. I don’t own very much, but I let my mother know so she doesn’t miss out when others will be making money.

A.	You have violated the law by “tipping” material, non-public information. You, your mother, and the other employee who shared such advance information may be subject to legal penalties.

Q.	When I was visiting an internet chat room, I noticed a former employee was criticizing the Company and I responded, setting facts straight, because it was unfair to the Company.

A.	It is inappropriate for employees, other than those authorized, to respond to media comments/information about the company, however well-intentioned.

Q.	I’d like to run for selectman or serve on a commission in my hometown which happens to be customer of the company. I’m a manager and view community service as good citizenship.

A.	It would be a conflict of interest for an employee to be a manager at the company and have a managerial capacity at a town with whom the company does business.

Q.	May I accept a gift from a vendor? Can I give a vendor a gift?

A.	In general, employees are generally prohibited from offering/giving that is connected to a specific transaction to any current or potential customer/vendor. However, gifts and gratuities (trinkets, meals, business courtesies) that are not connected to a transaction or proceeding are acceptable, if they are customary, do not exceed a certain value, do not violate the vendor’s policy, or do not violate any laws or regulations.

Q.	I have a request for a check for a political campaign but I feel uncomfortable questioning it especially when it was authorized by the appropriate manager. Who can I ask to be sure?

A.	If in doubt about a request that seems to violate the Code of Conduct, please contact Dan Meaney, Corporate Secretary, ext. 3016 or dmeaney@ctwater.com. You can do so confidentially and anonymously.

Appendix A-1
Non-Public Information and Insider Trading
Connecticut Water Service, Inc. (CTWS) and its subsidiaries, including The Connecticut Water Company (collectively, the “Company”), have an Insider Trading Policy that forbids employees from disclosing material non-public information about the Company or the companies it deals with, or from profiting from such nonpublic information. If you possess material information that the Company has not disclosed publicly, you may not buy or sell CTWS securities or disclose such information to anyone who is not an officer of the company.
In addition, because the CTWS shareholders and the investing public should be afforded time to receive the information and act upon it, employees who possess material non-public information should not engage in any transactions in CTWS securities until the third business day after such information has been released.
Anyone who purchases or sells securities on the basis of material inside information, or who discloses material inside information to someone else who purchases or sells securities on the basis of such information, may be subject to serious consequences including civil penalties of up to three times the profit gained or loss avoided, criminal fines of up to $1,000,000, and imprisonment for a term of up to 10 years. In addition, the Company may impose sanctions, including dismissal for cause, for failure to comply with the Company’s policy.
These penalties apply whether or not you derive any personal benefit. In fact, the Securities and Exchange Commission has imposed large penalties on tippers of inside information even though the tippers did not profit from their tippee’s trading. The restrictions described herein also apply to your family members and other persons living in your household. For the purpose of this policy, material information includes any information that a reasonable investor would consider important in a decision to buy, hold or sell stock. In short, any information which could reasonably affect the price of the stock, positively or negatively. Examples include:
•	change in revenues or earnings of the Company

•	change in the value or composition of any of the Company’s assets

•	change in operations, such as a significant interruption or curtailment of service

•	contemplated acquisition of another company or its securities or disposition of an existing business or significant assets

•	offer by another company to acquire the Company

•	contemplated issuance of securities or stock split/stock dividend

•	significant drinking water violations

•	adverse actions by the DPUC, DPH or DEP

•	commencement of a new business, negotiation of a major contract or loss of the same

•	change in management or dividend policy

•	initiation or termination of litigation
If you have any questions about specific transactions or about this Policy, please contact Dan Meaney, Corporate Secretary, Ext. 3016.